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                                                                    Exhibit 10.7

(U.S. ENERGY LOGO)


                           ENERGY MANAGEMENT AGREEMENT
                        (Site Development and Operations)

The purpose of this Agreement is to set forth the understanding and agreement between U.S. Energy Services, Inc. ("U.S. Energy") and Advanced Bio Energy ("Client") related to the provision of energy management services.

PROJECT DESCRIPTION,: Client is developing a 100 million gallon per year ethanol plant ("Plant") to be located near Fairmont, Nebraska. The Plant will have peak electric usage of approximately 9 MW and will consume approximately 9,000 MMBtu of natural gas per day.

U.S. ENERGY RESPONSIBILITIES,: U.S. Energy will provide consulting and energy management services for supplies of natural gas and electricity for the Plant. These services will be provided during the construction of the Plant ("Construction Period"), and after the Construction Period when the Plant has been placed in service ("Completion Date"). The Completion Date shall be determined when the Plant begins producing ethanol. These services will be provided to Client upon request:

A. Energy Infrastructure Advisory Services During the Construction Period

1. Provide an economic comparison of receiving natural gas distribution service. U.S. Energy will provide preliminary engineering cost estimates, route drawings, and project timeline related to constructing pipeline facilities.

       In the event that a direct connect pipeline option is selected, U.S. Energy will submit a tap request to the pipeline. In addition, U.S. Energy will also attempt to negotiate an option for Client to minimize interconnect costs through the purchase of firm transportation to the Plant. Engineering and construction management services related to constructing a pipeline may be provided by U.S. Energy's sister company U.S. Energy Engineering, Inc. on a fee basis.

2. Determine whether firm, interruptible, or a blend of transportation entitlement will provide the lowest burnertip cost. Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

3. Provide advisory services to Client regarding electric pricing and service agreements.

       a. Analyze the electric service proposals along with primary, secondary and generation options and, recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

                                                                          /S/RLS

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       b.     Negotiate final electric service agreements that meet the pricing and reliability requirements of Client, including options for third party access to electric metering.

       c. Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy's monthly fee herein, and must be pre-approved by Client.

4. Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

5. Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

B. On-Going Energy Management Services Following the Completion Period

U.S. Energy will provide the following services at Client's request:

1. Provide natural gas supply information to minimize the cost of natural gas purchased. This will include acquiring multiple supply quotes and reporting to Client the various supply index and fixed prices. U.S. Energy will not take title to Client gas supplies, but will communicate supply prices and potential buying strategies.

2. Negotiate with pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Client's performance criteria at the lowest possible cost.

3. Develop and implement a price risk management plan that is consistent with Client's pricing objectives and 'risk profile.

4. Provide daily nominations to the suppliers, pipeline, and other applicable shippers for natural gas deliveries to the Plant. This will include daily electronic confirmations to Client of all nominations and actual daily usage. U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.

5. Provide a consolidated monthly invoice to Client that reflects all applicable natural gas and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

6. Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.

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7.     On-going review and renegotiation of electric service costs, as required.
       This may include:

       a. Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

       b. Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

       c. Identifying on-site generation opportunities as market conditions change.

       d. Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

8.     Provide natural gas and electric energy operating budgets for the Plant.

9. Perform initial sales tax exemption audits for energy consumption costs as required and allowed by NEBRASKA tax laws.

TERM: The initial term of this Agreement shall commence on April 1, 2005 and continue until twenty-four (24) months after the Plant's Completion Date. The Agreement shall be month-to-month after the initial term. This Agreement may be terminated by either party effective after the initial term upon sixty (60) days prior written notice. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination.

FEES: U.S. Energy's fee for services described under Section A above (Energy Infrastructure Advisory Services During the Construction Period) shall be $35,000, payable upon execution of this Agreement. Once the plant is operational and services are provided under Section B (On-Going Energy Management Services Following the Completion Period), the fee will be $3,500 per month, plus pre-approved travel expenses.

U.S. Energy's fee will increase 4% per year on the annual anniversary date of the Plant's Completion Date.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice Client for the work to be completed that month and Client shall pay U.S. Energy within ten (10) days of receipt of invoice.

TAX: Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or electricity and the provision of services hereunder.

CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to

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this Agreement, unless such information is (a) already in U.S. Energy's possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client. All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Client's request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy's services hereunder without first discussing such proposed disclosure with Client.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from timeto-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Client:                    Revis L. Stephenson
                           Advanced Bio Energy

                           Attn:  1850 Fox Ridge Road, Orono, MN 55356
                                  ------------------------------------

U.S. Energy:               U.S. Energy Services, Inc.
       (Payment)           c/o US Bank SDS 12-1449
                           Account #: 173100561153 P.O.
                           Box 86
                           Minneapolis, MN 55486

       (Notices):          U.S. Energy Services, Inc. 1000
                           Superior Blvd, Suite 201 Wayzata,
                           MN 55391
                           Attn: Contract Administration

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Client.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.

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ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement-among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.


Agreed to and Accepted by:


Advanced Bio Energy

By:      /s/Revis L. Stephenson, III
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Name:          Revis L. Stephenson III
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(Print)

Title:   Chairman
       -------------------------------------------------------------

Date:    3/31/05
      --------------------------------------------------------------


U.S. Energy Services, Inc.

By:      /s/Gail Mcminn
    -----------------------------------------------------------

Name:      Gail Mcminn
     ---------------------------------------------------------------
(Print)


Title:     Vice President
       -------------------------------------------------------------


Date:      4-5-05
       -------------------------------------------------------------

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(U.S. ENERGY LOGO)


                         AGENCY AUTHORIZATION AGREEMENT

ADVANCED BIO ENERGY ("Client"), Fairmont, Nebraska, desires to engage the services of U.S. Energy Services, Inc. ("U.S. Energy") to manage its energy supplies for its facilities.

Client and U.S. Energy agree on the following terms and conditions:

       1. APPOINTMENT OF U.S. ENERGY AS CLIENT'S AGENT Client agrees to appoint U.S. Energy as its agent, for purposes of managing its energy supplies for its facilities referred to above. U.S. Energy accepts its appointment as Client's agent for these purposes.

       2. LIMITATIONS ON THE AUTHORITY OF U.S. ENERGY U.S. Energy has the authority to deal with third parties on behalf of Client, in connection with energy-related matters, in its capacity as Client's agent.

           COMMUNICATION AND INFORMATION SHARING -- U.S. Energy shall keep Client fully informed on a regular basis with regard to U.S. Energy's activities as the manager of Client's energy supplies. At the request of Client, U.S. Energy shall immediately provide Client with any and all or other information related to U.S. Energy's activities as the manager of Client's energy supplies.

       4. RELEASE OF ENERGY CONSUMPTION RECORDS AND BILLS -- This Agency Agreement serves as authorization for the release of Client's energy consumption records and bills from utilities, pipelines and suppliers to U.S. Energy.

       5. TERM -- This Agreement shall begin upon execution of the Agreement. Either party shall have the right to terminate this Agreement for any reason, with 30 days notice in writing, without recourse to the other party. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination.

       6.  SERVICES -- U.S. Energy shall perform the following services for
           Client:

           (a) Solicit bids for, negotiate, execute and administer energy supply contracts. Administration of said contracts shall include:
                    -   Placing daily and monthly nominations
                    - Reviewing invoices for accuracy and approving for payment
                    -   Providing timely notices

                                                                          /s/RLS